FIELDPOINT PETROLEUM CORPORATION

BOARD OF DIRECTORS COMPENSATION AGREEMENT

          THIS BOARD OF DIRECTORS COMPENSATION AGREEMENT ("Agreement") is made and entered into as of February 6, 2006 ("Effective Date") between FieldPoint Petroleum Corporation (the "Company") and Debra Funderburg (the "Director").

          1.           Background. The Company's Board of Directors has elected Director to a vacancy on such Board of Directors (the "Services"). In furtherance thereof, the Company and Director desire to enter into this Agreement.

          2.           Term. This Agreement shall commence on the Effective Date and remain in effect until the termination of this Agreement in accordance with the termination provisions in Section 5 below.

          3.           Compensation.

                     (a)           Expenses. The Company will reimburse Director for reasonable travel and other incidental expenses incurred by Director in attending the meetings.

                     (b)           Cash.  The Company will pay Director $12,000 per year, in at least quarterly installments.

                     (c)           Stock Purchase. The Company shall sell to Director 10,000 shares of Common Stock pursuant to a separate Restricted Stock Agreement.

          4.           Company's Proprietary Rights and Non-Disclosure of Confidential Information

                     (a)           Obligation. The Director will hold the Company's Confidential Information, as defined below, in the strictest confidence and will not disclose or use the Confidential Information except as permitted by this Agreement in connection with the Services, unless expressly authorized to act otherwise in writing by an officer of the Company. The Director's obligations under this Section shall survive any termination of this Agreement. In addition, Director recognizes that she will be exposed to, have access to and be engaged in the development of information (including tangible and intangible manifestations) regarding the patents, copyrights, trademarks, and Confidential Information of the Company. Director acknowledges and agrees that all this information, whether presently existing or developed in the future, which is not the subject of a patent, patent application, copyright, trademark or trade secret either owned by Director or in the public domain prior to the Effective Date, is the sole property of the Company and its assigns.

                     (b)           Confidential Information. "Confidential Information" means trade secrets, confidential information, data or any other proprietary information of the Company. By way of illustration, but not limitation, "Confidential Information" includes (a) information relating to the Company's technology, including inventions, ideas, processes, formulas, data, know-how, experimental results and techniques; and (b) information regarding plans for research, development, new products, marketing and selling, business plans, budgets and unpublished financial statements, licenses, prices and costs, suppliers and customers and the skills and compensation of the Company's employees. However, "Confidential Information" does not include information that is (as demonstrated by written evidence):

(i)	already known to the Director at the time of disclosure;
(ii)	publicly available or becomes publicly available without a breach by the Director;
(iii)	independently developed by the Director; or
(iv)	rightfully first received by the Director from a third party other than the Company.

                     (c)           No Conflicting Obligations. Director represents and warrants that Director's performance of this Agreement and her service as a director of the Company do not and will not breach or conflict with any agreement to which Director is or becomes a party.

                     (d)           Third-Party Confidential Information. The Director understands that the Company has received and in the future will receive from third parties information that is confidential or proprietary ("Third-Party Information") subject to a duty on the part of the Company to maintain the confidentiality of such information and to use it only for certain limited purposes. During the term of this Agreement and thereafter, Director will hold Third-Party Information in the strictest confidence and will not disclose or use Third-Party Information except as permitted by the agreement between the Company and such third party, unless expressly authorized to act otherwise by an officer of the Company in writing (other than an officer who is also a principal of the Director).

          5.           Termination. This Agreement shall terminate automatically on the date that Director ceases to be a director of the Company.

          6.           Independent Contractor. The Director is hereby engaged as an independent contractor and not as an employee of the Company. In addition, the Director is providing the services under this Agreement solely at her own direction and under her own supervision. Nothing herein shall be construed as creating an employer/employee relationship between the Company and the Director or placing the parties in a partnership or joint venture relationship. Director will not be eligible for any employee benefits, cash bonuses or other commissions.

          7.           General.

                     (a)           Notices. Any notice required or permitted to be given to one party by the other party pursuant to this Agreement shall be in writing and shall be sent by machine-confirmed facsimile or personally delivered or sent by United States mail, certified or registered, return receipt requested, first class postage and charges prepaid, addressed to the parties as set forth below, or at such other address as shall be designated in writing as specified above by either party. Notices sent by facsimile or delivered in person shall be effective on the date of delivery. Notices sent by United States mail shall be effective on the third business day following its posting.

The Director:
Debra Funderburg
8203 Sunset Falls Court
Spring, Texas 77379

The Company:
FieldPoint Petroleum Corporation
1703 Edelweiss Drive
Cedar Park, Texas 78613
Attn: Ray Reaves, President

                     (b)           Assignment of Rights and Delegation of Duties. All rights and duties of the Company under this Agreement shall extend to its successors and assigns.

                     (c)           Severable Provisions. The provisions of this Agreement are severable and if any one or more provisions may be determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions, and any partially enforceable provision to the extent enforceable, shall nevertheless be binding and enforceable.

                     (d)           Waiver. The waiver by one party of a breach of any provision of this Agreement by the other party shall not operate or be construed as a waiver of any subsequent breach of the same or any other provision by the other party.

                     (e)           Entire Agreement. This Agreement constitutes the entire agreement of the parties with respect to its subject matter, and may not be changed orally, but only by an agreement in writing signed by the party against whom the enforcement of any waiver, change, modification, extension or discharge is sought.

                     (f)           Governing Law. This Agreement is governed in accordance with the laws (other than choice-of-laws principles) of the State of Colorado.

[Signature Page Follows]

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the Effective Date.

DIRECTOR
/s/ Debra Funderburg
Debra Funderburg
Social Security No. _________________________

FIELDPOINT PETROLEUM CORPORATION
By: /s/ Ray Reaves
Ray Reaves, its President